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                                                               Exhibit 10.1



                            W.R. Berkley Corporation
                         165 Mason Street, P.O. Box 2518
                        Greenwich, Connecticut 06836-2518
                                 (203) 629-2880


January 4, 1999


Mr. Cornelius T. Finnegan, III
Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY  10019-6099

Dear Connie:

This letter confirms our prior discussions regarding your becoming an employee of W.R. Berkley Corporation. You will be Senior Vice President and General Counsel. Your start date will be sometime prior to February 1, 1999. Your base pay will be $365,000 per year with a minimum bonus guaranteed for each of the first 2 years of $100,000. You will receive options on 17,500 shares of stock. You will be provided with our normal fringe benefits.

You will be provided with 2 times your minimum annual compensation (including bonus) as severance in the event there is a change in control at W.R. Berkley Corporation. The definition of this change in control being that a third party acquires a majority of the voting stock or assets, I am no longer Chief Executive or more than half the directors are no longer serving in their current capacity (other than as a result of changes in the normal course). In such event, your medical coverage and life insurance benefits would also be continued for two years on the same cost basis. We may enter into an agreement, satisfactory to you, that sets forth these matters in greater detail.

Assuming this is satisfactory, please initial this letter or note any adjustments and return it to me.

Thank you very much.

Sincerely,

/s/ Bill

William R. Berkley
Chairman & Chief Executive Officer                            Agreed:  CTF